Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Time-Based)

THIS AGREEMENT (the “Agreement”) is made, effective as of [•] (the “Grant Date”) between Information Services Group, Inc., a Delaware corporation (the “Company”), and [•] an employee of the Company or an Affiliate of the Company, hereinafter referred to as the “Participant”.

WHEREAS, the Company desires to grant the Participant a restricted stock unit award as provided for hereunder (the “Restricted Stock Unit Award”), ultimately payable in shares of common stock of the Company, par value $0.001 per share (the “Common Stock” or “Shares”), pursuant to the terms set forth herein and to the Amended and Restated 2007 Equity and Incentive Award Plan (as amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the committee of the Company’s board of directors appointed to administer the Plan (the “Committee”), has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock Unit Award provided for herein to the Participant as an incentive for increased efforts during his or her term of services with the Company or its Affiliates, and has advised the Company thereof and instructed the undersigned officers to grant said Restricted Stock Unit Award.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Grant of Restricted Stock Units; Conditions to Grant.

(a)Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, effective as of the Grant Date, the Company hereby grants to the Participant [•] Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of Common Stock upon the vesting of such RSUs in accordance with Section 2 hereof.

(b)Notwithstanding any other provision of this Agreement to the contrary, the Participant’s rights to vest under this Agreement will be subject at all times to the Participant’s compliance with that certain Restrictive Covenant Agreement entered into by and between the Participant and the Company on or prior to the date herewith (as such agreement may be amended or supplemented from time to time) and with any other restrictive covenants pursuant to which the Participant is bound (collectively, the “Restrictive Covenants”), and the Participant, by executing this Agreement, agrees and acknowledges that this Award may be subject to forfeiture in the event of the Participant’s breach of such Restrictive Covenants.

2.Vesting; Delivery of Shares

(a)Unless otherwise provided in this agreement, the RSUs shall vest with respect to xxx percent (xx%) on [Date], so long as the Participant remains employed with or providing services for the Company or any of its Affiliates on that date.

(b)For purposes of this Agreement:

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or other agreement in effect at the time of termination of employment between the Participant and the Company or any of its Affiliates, or, if there is no such employment or other agreement, “Cause” shall mean, with respect to the Participant: (a) willful and continued failure to perform his or her material duties with respect to the Company or its Affiliates which continues beyond ten business days after a written demand for substantial performance is delivered to the Participant by the Company; (b) any act involving fraud or material dishonesty in connection with the business of the Company or its Affiliates; (c) a material violation of the Company’s code of conduct or other policy; (d) assault or other unlawful act of violence; or (e) conviction of, or a plea of nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under the Company’s hiring policy.

“Retirement” shall have the meaning as defined in the retirement plan that applies to the Participant or such other retirement age as required by law.

(c)In no event shall the Participant receive any distribution of Shares subject to any RSUs until their vesting, at which time the Company shall, as promptly as administratively practicable, but in no event later than 15 business days following each applicable vesting date, deliver such Shares to the Participant.

3.Dividend Equivalents. The Participant shall have the right to be credited with dividend equivalents equal to the dividends paid by the Company that the Participant would have received if, on the corresponding dividend payment due date, the Participant had been the owner of a number of Shares equal to the number of RSUs awarded to the Participant pursuant to the Agreement for which Shares have not been previously delivered pursuant to Section 2(d) of the Agreement (the “Dividend Equivalents”). Any Dividend Equivalents deriving from a cash dividend shall be converted to RSUs based on the Fair Market Value of Shares on the dividend payment date (or, if the dividend payment date is not a day during which the NASDAQ is open for trading (such an open day, a “NASDAQ Trading Day”), then on the first NASDAQ Trading Day following the dividend payment date). Subject to any provisions of the Plan relating to adjustments of Awards (including Section 9 of the Plan), any Dividend Equivalents deriving from a dividend of Shares shall be converted into additional RSUs on a one-for-one basis. The Participant shall continue to be credited with Dividend Equivalents until the date of delivery of the corresponding Shares pursuant to Section 2(d) of the Agreement or until earlier forfeiture or cancellation of the RSUs. Notwithstanding the foregoing, as determined by the Board or the Committee, such Dividend Equivalents may be paid in the form of cash instead of RSUs, or a combination of cash and RSUs. The Dividend Equivalents so credited shall be subject to the same terms and conditions as the corresponding RSUs, and shall vest and be settled (or if applicable, be cancelled or forfeited) in the same manner and at the same time as the corresponding RSUs, as if the Dividend Equivalents had been granted at the same time as the Restricted Stock Unit Award.

4.Change in Capitalization; Corporate Transactions.

(a)Adjustments. If there occurs an event as described in Section 9(a) of the Plan, the provisions of Section 9(a) shall govern the treatment of the RSUs.

(b)Assumption of RSU by Acquirer. Provided that the Participant remains employed by or providing services to the Company or its Affiliates on the closing date of a Change in Control, any unvested portion of the RSU that is assumed by the successor entity shall continue to vest in accordance with the terms of Section 2 of this Agreement; provided that, in the event that the Participant is terminated without Cause or for Good Reason or due to Participant’s death or Disability within 24 months following the closing date of a Change in Control, any unvested portion of the RSUs shall be 100% vested on such termination date.

(c)No Assumption of RSU by Acquirer. Provided that the Participant remains employed by or providing services to the Company or its Affiliates on the closing date of a Change in Control, any unvested portion of the RSUs that are not assumed by the successor entity shall be 100% vested immediately prior to the closing of such Change in Control.

5.Limitation on Obligations. The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Participant of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation unless otherwise provided under Section 9 and permitted under Section 409A of the Code. The RSUs shall not be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

6.Rights as a Stockholder. The Participant shall not have any rights of a common stockholder of the Company unless and until the Participant becomes entitled to receive the shares of Common Stock pursuant to Section 2 above.

7.Transferability; Successors and Assigns. The RSUs may not be assigned, alienated, pledged, attached, sold, transferred, encumbered, hypothecated or otherwise disposed of by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer, encumbrance, hypothecation or disposition shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. This Section 7 shall not prevent transfers by will or by the applicable laws of descent and distribution. The shares of Common Stock acquired by the Participant pursuant to Section 2 of this Agreement may not at any time be assigned, alienated, pledged, attached, sold, transferred, encumbered, hypothecated or otherwise disposed of by the Participant other than in compliance with applicable securities laws. This Agreement shall be binding on all successors and assigns of the Company and the Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.No Right to Continued Employment or Services or Other Equity Awards. The granting of the RSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to (a) continue the employment or services of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment or services of such Participant or (b) to make any future Share or Share-based awards to the Participant, and this grant of RSUs does not constitute any increase of annual compensation or benefits to be provided to the Participant.

9.Withholding. It shall be a condition of the obligation of the Company upon delivery of Common Stock to the Participant pursuant to Section 2 above that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Common Stock. The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Common Stock otherwise deliverable to the Participant hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy the obligations for payment of the minimum amount of any such taxes. In addition, if the Company’s accountants determine that there would be no adverse accounting implications to the Company, or if the Company otherwise in its discretion allows the following to be so, the Participant may be permitted to elect to use Common Stock otherwise deliverable to the Participant hereunder to satisfy any such withholding obligations, subject to such procedures as the Company’s accountants may require. The Participant is hereby advised to seek his or her own tax counsel regarding the taxation of the grant of RSUs made hereunder.

10.Securities Laws. Upon the delivery of any Common Stock to the Participant, the Company may require the Participant to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals of any governmental agencies as may be required.

11.Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Participant is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing the Participant to be subject to tax under the Deferred Compensation Tax Rules, the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Participant is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, may, in the event the benefit to be provided is due to the Participant’s separation from service with the Company and its Affiliates, be the first day following the six-month period beginning on the date of such separation from service.

12.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, and any notice to be given to the Participant shall be addressed to him or her at the address appearing in the personnel records of the Company for the Participant. By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to him or her. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 12. Any notice shall have been deemed duly given when delivered by hand or courier or when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

13.Governing Law. The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.Restricted Stock Unit Award Subject to Plan. The Restricted Stock Unit Award and the RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

16.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Agreement as of the day and year first above written.

INFORMATION SERVICES GROUP, INC.

By:
Name:	Thomas Kucinski
Title:	Executive Vice President and Chief HR Officer

PARTICIPANT:

By:
Name:	[•]

Restricted Stock Unit Award Agreement

Time-based

(Date)